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                                                                    Exhibit 2.1

         ASSET PURCHASE AGREEMENT, dated as of July ___, 2000, by and between Continental Instruments LLC, a New York limited liability company, with its principal place of business at 250-H Executive Drive, Edgewood, NY 11717 ("Seller"), and John Banks ("JB" or "Owner"), residing at 40 Ridgewood Street, East Northport, NY 11731, on the one hand, and Napco Security Systems, Inc., a Delaware corporation, with its principal place of business at 333 Bayview Avenue, Amityville, NY 11701 ("Napco" or "Purchaser") on the other hand. Seller and Owner are sometimes hereinafter referred to, jointly and severally, as the "Seller Group."

                                    RECITALS

         A. Owner is the 50% owner of Seller, and is the Manager of Seller.

         B. The Seller Group desires the Seller to sell, and the Purchaser desires to purchase, the Business (hereinafter defined) and the Assets (hereinafter defined), in consideration of the Purchase Price and Purchaser's assumption of the Assumed Liabilities (hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

         THEREFORE, the parties hereto agree as follows:

                               1.  DEFINED TERMS

         1.1     Defined Terms.   The following terms shall have the following
meanings:

                 (i) "Affiliate" shall mean with respect to any party hereto, any Person (hereinafter defined) which directly or indirectly controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

                 (ii) "Assets" shall mean all the assets, properties, business and other rights owned, leased (as leasee or leasor), licensed (as licensee or licensor) or used by Seller in connection with the Business as of the date hereof, or reflected or required to be reflected as assets on the 1999 Balance Sheet (hereinafter defined), together with those assets so leased, licensed or used by Seller after December 31, 1999, including Seller's furniture, fixtures and equipment, leasehold improvements, fixed assets, prepaid expenses, accounts receivable, Inventory (hereinafter defined), Assumed Contracts (hereinafter defined), Intellectual Property Rights (hereinafter defined), Permits (hereinafter defined), relationship with its customers, suppliers and employees, telephone and fax numbers, and all files and records (including, without limitation, past and present customer lists of Seller and its Predecessors) of the Seller, but excluding (i) assets disposed of by Seller in the ordinary course of its Business after December 31, 1999 consistent with its past practices and not in violation of this Agreement and (ii) the Excluded Assets (hereinafter defined).





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                 (iii)    "Associate" in reference to any Person, shall mean
(i) any corporation, partnership or other entity of which any such Person is an officer or partner or is, directly or indirectly, a beneficial owner (including shares held by any parent, child, sibling or spouse) of 10% or more of any class of equity securities (ii) any trust or estate in which any Person has a substantial beneficial interest or as to which any such Person serves as trustee or in a similar fiduciary capacity and (iii) any parent, child, sibling or spouse of any such Person, or parent, child or sibling of such spouse.

                 (iv) "Assumed Contracts" shall mean all rights, interests, and benefits of Seller under the Contracts (hereinafter defined) identified on
Schedule 6.11(a).
                 (v)      "Assumed Liabilities" shall mean all

                          (1) liabilities of the Seller to the extent listed on Schedule 6.22(b);

                          (2)     all obligations and liabilities of the
Purchaser as assignee of an Assumed Contract, to the extent that such obligations and liabilities arise after the conclusion of the Closing and any other liability expressly assumed in writing by the Purchaser; and

                          (3)     the Accrued Employment Costs (hereinafter
defined in Section 8.7 to the extent set forth on Schedule 8.7 to be delivered at Closing.).

                 (vi) "Balance Sheets" shall mean the balance sheets of the Seller as of December 31, 1998, and 1999.

                 (vii) "Benefit Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans at any time maintained, or contributed to, by Seller for the benefit of any employees, officers or directors.

                 (viii) "Business" shall mean the designing, manufacturing and selling access control integrated security systems as historically and currently conducted by Seller.

                 (ix) "Compliance Matters" shall mean any Law (hereinafter defined) to which Seller, the Business or the Assets may be subject on or prior to the Closing.


                 (x) "Contracts" shall mean all agreements, leases, rental agreements, insurance policies, licenses, employee plans, purchase orders, sales orders, commitments, confidentiality non-use or non-disclosure agreements, and all other binding arrangements, whether written or oral, express or implied, of Seller or relating to the Business or an Asset.





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                 (xi)     "Excluded Assets" shall mean the Retained Records
(hereinafter defined), all rights of the Seller under this Agreement and the insurance policy on the life of John Banks.

                 (xii) "Financial Statements" shall mean the (i) Balance Sheets of Seller as of December 31, 1998 and 1999 and March 31, 2000, and (ii) statements of income and changes in financial position of the Seller for the twelve month periods ended December 31, 1998 and 1999, and the three months ended March 31, 2000, together with the unqualified audit opinion of Margolin, Winer & Evens, LLP with respect to the December 31, 1998 and 1999 Financial Statements.

                 (xiii) "Hazardous Materials" shall mean flammable materials, explosives, radioactive materials, asbestos, polychlorinated biphenyls, carcinogens, oil and other petroleum products, and any other hazardous or toxic materials, wastes and substances as defined under or regulated by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended, Hazardous Material Transportation Act, 42 U.S.C. Section 1801 et seq., and the regulations promulgated thereunder, and all applicable federal, state and local laws, rules and regulations relating to the environment or to effluent wastes, toxic materials, hazardous materials and pollutants, or to the release, use, storage, treatment, transportation, manufacture, handling or disposal of such materials, wastes or substances. The term "release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment. The term "environment" shall mean any surface or groundwater water supply, land, surface, or subsurface strata or the ambient air.

                 (xiv) "Income Taxes" shall mean (i) all Federal, state, local or foreign income or franchise taxes of Seller or other taxes or charges imposed on or with respect to Seller's net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements with respect to any Income Taxes.

                 (xv) "Intellectual Property Rights" shall mean the (i) Know-how (hereinafter defined), (ii) Trademarks (hereinafter defined), (iii) Trade Names (hereinafter defined), (iv) Patents, and (v) copyrights, confidential information and all other intellectual property rights, whether registered or not, of a member of the Seller Group pertaining to the Business or Assets or Seller.

                 (xvi) "Inventory" shall mean all Products (hereinafter defined), work-in-progress, finished goods, raw materials, supplies and packaging materials of Seller, whether current, excess or obsolete.

                 (xvii) "Know-how" shall mean all trade secrets (including, without limitation, proprietary or confidential information and use and application know-how), computer databases





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and software, technology, technical information, market surveys and all promotional literature, customer and supplier lists and information and similar data of a member of the Seller Group pertaining to the Business or the Assets or Seller.

                 (xviii) "Material Adverse Effect" shall mean an adverse effect of $50,000 or more on the business, properties, assets, prospects, goodwill or condition, financial or otherwise, of Seller or the Business taken as a whole.

                 (xix)    "Net Tangible Assets" means the difference between
(x) the Seller's Total Assets (other than Excluded Assets and Goodwill) as of the Closing Date sold and delivered to Purchaser and (y) all the Assumed Liabilities, as shown on the Closing Date Balance Sheet.

                 (xx) "Patents" shall mean United States and foreign patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures, and all other patent and ancillary rights of Seller (including those as licensee or licensor).

                 (xxi) "Person" shall mean any natural person, corporation, association, partnership, joint venture or other entity.

                 (xxii) "Products" shall mean all security devices and related products, including, without limitation, access control systems, designed, manufactured, marketed, dealt in, sold or distributed by or for Seller prior to the Closing and by the Purchaser subsequent to the Closing.

                 (xxiii) "Product Liability Claims" shall mean all claims and actions arising from the sale or use prior to the consummation of the Closing of any Product for injuries alleged to have been caused by such Product.

                 (xxiv) "Retained Liabilities" shall mean all liabilities and obligations relating to

                          (i)     the Business or Assets, other than Assumed
Liabilities,

                          (ii)    any obligation or liability of Seller (A) to
any Affiliate or Associate of Seller, (B) to the extent insured against Seller for the benefit of an Affiliate of Seller, (C) which results from a contingent liability not fixed or liquidated as of the Closing other than those included as an Assumed Liability, or (D) not related to the Business,

                          (iii)   Compliance Matters to the extent not included
on the Closing Date Balance Sheet,

                          (iv)    Income Taxes and other Taxes to the extent
not accrued on the Closing Date Balance Sheet,





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                           (v)    Product Liability Claims,

                           (vi)   Benefit Plans to the extent not accrued on
the Closing Date Balance Sheet, or

                           (vii)  a member of the Seller Group arising under
this Agreement.

                 (xxv) "Retained Records" shall mean the Seller's tax returns and all of its company records and papers not relating to the operation of the Business, records subject to an attorney-client privilege and relating to the transactions contemplated by this Agreement, and copies of all other records which Seller is required by law to retain, which shall be provided after the Closing to Seller by the Purchaser at Seller's request and at its cost.
                 (xxvi) "Taxes" shall mean all taxes of any kind of a member of the Seller through conclusion of the Closing, including, without limitation, Income Taxes, those on, or measured by or referred to as income, gross receipts, sales, (other than any sales taxes payable arising out of the transaction contemplated by this Agreement) use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever required to be paid or collected and remitted by the Seller, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign with respect to such Taxes and any obligations under any agreements with respect thereto.

                 (xxvii)   "Trademarks" shall mean trademarks, registrations
thereof, pending applications therefor, and such unregistered rights as are used in the Business.

                 (xxviii) "Trade Names" shall mean all names, trade names, brand marks, service marks, trade dress, brand names, logos and all other names and slogans embodying Business or Product goodwill of Seller, including those identified in Schedule 1.1(xxviii).

         1.2     Accounting Terms.   Any accounting terms used in this
Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles as applied on a consistent basis by Seller ("GAAP"), and all financial computations, statements and reports hereunder shall, unless otherwise specifically provided, be in accordance with GAAP.

         1.3 Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise expressly indicated. Words in the singular include the plural, and in the plural includes the singular. The words "and" and "or" connote both the disjunctive and conjunctive of the terms affected, unless otherwise separately expressly indicated. The word "including" means "including, but not limited to,".





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                             2.  SALE AND PURCHASE

         2.1     Sale and Purchase.   Upon the terms and subject to the
conditions set forth in this Agreement, the Seller shall sell, assign, transfer, convey and deliver at the Closing to the Purchaser, and the Purchaser shall purchase, all right, title and interest in and to the Business and Assets, free and clear of any claim, lien or encumbrance of every kind and nature.

                                  3.  CLOSING.

         3.1 The Closing . The closing (the "Closing") shall take place at the offices of Shapiro Forman & Allen LLP or the offices of Seller's lender or counsel at 10:00 A.M. on _______________ [THREE WEEKS FROM EXECUTION] (the "Closing Date") or on such other date or place as the parties may agree in writing. If Purchaser is not prepared to close on the Closing Date, it may obtain an extension of the Closing Date for three weeks (the "Extended Closing Date") by providing written notice to the Seller Group not less than one day prior to the scheduled Closing Date. If Seller has performed all of its obligations hereunder and is prepared to close on the original Closing Date, Purchaser shall be required to deposit $100,000 (the "Deposit") in escrow with Seller's counsel pursuant to an Escrow Agreement (the "Deposit Escrow Account") in the form of Exhibit A. In the event that Purchaser does not close the transaction on the Extended Closing Date as a result of its inability to obtain financing as described in Section 9.14, and provided that Seller has fulfilled all of its obligations under the Agreement, Seller, as its sole remedy, may cancel this Agreement and retain the Deposit as liquidated damages.

         3.2 Closing Events . At the Closing, (i) the sale and purchase referred to in Section 2.1 shall be effected, (ii) the Purchase Price described in Section 4 shall be delivered, and (iii) each of the parties shall execute and deliver to each other the documents required to be executed and delivered pursuant to Section 11.





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                              4.  PURCHASE PRICE.

         4.1 Purchase Price . The consideration for the Business and Assets shall be, subject to adjustment pursuant to Section 4.4, (i) $7,500,000 in cash (the "Cash Portion"), (ii) the following amounts (the "Deferred Payments"): (A) $375,000 payable six months after Closing, (B) $375,000, payable within 10 days following completion of Purchaser's audit for the year ending June 30, 2001, which shall be completed by September 30, 2001, (C) $475,000 payable 18 months after Closing, and (D) $475,000 payable 24 months after Closing, and (iii) Purchaser's assumption of the Assumed Liabilities. Purchaser shall be entitled to offset against the Deferred Payments the amount of any claims it has against members of the Seller Group under this Agreement but only if and to the extent that the remaining Deferred Payments are less than 120% of the amount of the claim. To the extent Seller contests any such claim, Purchaser shall deposit the amount offset in escrow with Seller's attorney pursuant to an Escrow Agreement (the "Offset Escrow Agreement") in the form attached hereto as Exhibit B. The portion of the Purchase Price equal to 100% of the amounts referred to in paragraphs (A) and (C) and 70% of the amounts referred to in paragraph (B) and (D) of clause (ii) of this Section 4.1 shall be evidenced by a promissory note by the Purchaser in favor of the Seller in the form attached hereto as Exhibit C. Purchaser shall endeavor in good faith to obtain the consent of its institutional lender to grant a security interest to Seller in the Acquired Assets and their replacements (e.g., the ongoing Accounts Receivable and inventory of the Business) to secure Purchaser's obligations to make the Deferred Payments. In the event Purchaser obtains such consent, Seller shall execute such subordination agreement as Purchaser's institutional lender may require. In the event Seller is unwilling to sign such subordination agreement, or if Purchaser's institutional lender otherwise fails to grant such consent, the Deferred Payments shall be unsecured.

         4.2     Payment of the Purchase Price.   The Cash Portion shall be
paid at Closing by wire transfer to an account or accounts designated in writing by Seller at least two business days prior to Closing.

         4.3 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Assets in the manner set forth on
Schedule 4.3 attached hereto. Purchaser, Owner and Seller further agree that such allocation shall govern for income tax purposes, and each party represents and warrants that it shall reflect such allocation in its federal and state income tax returns.

         4.4 Adjustments to Purchase Price. (a) As soon as reasonably practicable after the Closing Date (but in no event later than 90 days following the Closing Date), the Purchaser, at Purchaser's expense, shall cause to be prepared and delivered to the Seller Group a balance sheet of Seller as at the Closing Date (the "Closing Date Balance Sheet"), which shall be certified by Arthur Andersen, LLP and shall be prepared in accordance with generally accepted accounting principles on a basis consistent with the 1999 Financial Statements. The Closing Date Balance Sheet shall contain a reserve of $5,000 for warranty obligations on Products sold by Seller prior to Closing. Purchaser shall be responsible for the Cost (hereinafter defined) up to $25,000 to





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repair or replace (a "Warranty Obligation") all Products returned to Purchaser for which Seller has issued a warranty prior to Closing. All Cost above $25,000 to perform such Warranty Obligation shall be borne by Seller. For the purpose hereof, "Cost" shall mean the actual amount paid by Purchaser to a third party to perform the Warranty Obligation. Based upon the Closing Date Balance Sheet, the Purchase Price shall be adjusted as follows:

                          (i)     if the Net Tangible Assets of Seller as shown
on the Closing Date Balance Sheet is less than $1,600,000, then the Purchase Price shall be decreased by an amount equal to the deficit.

                          (ii)    if the Net Tangible Assets of Seller as shown
on the Closing Date Balance Sheet is greater than $1,600,000, then the Purchase Price shall be increased by an amount equal to the excess.

         (b) The Seller shall notify the Purchaser in writing within 30 days (time being of the essence) after it receives the Closing Date Balance Sheet of any disagreements it may have with the Closing Date Balance Sheet or the computation of any Purchase Price Adjustment, setting forward in reasonable detail the basis for and (if computable by the Seller) the amount of such disagreements. If at the end of such 30-day period no resolution is reached, such disagreements shall be resolved by a "big five" accounting firm (the "Arbiter") other than Arthur Andersen, LLP, chosen by the parties, which determination shall be limited solely to the disagreements identified by the Seller Group and which shall be final and binding on the parties hereto. The fees and disbursements of such firm shall be borne by the party whose position is not substantially upheld. In the event of an adjustment to the Purchase Price which requires an additional payment by the Purchaser to the Seller, such amount shall be payable within ten days of the delivery of the Closing Date Balance Sheet to the extent undisputed by the Purchaser and to the extent an additional payment is determined by the Arbiter to be due by the Purchaser to the Seller such amount shall be payable within ten days of the delivery of the Arbiter's determination to the Purchaser. If the Closing Date Balance Sheet should disclose that any amount is payable by the Seller to the Purchaser, such amount shall be payable within ten (10) days following delivery of the Closing Date Balance Sheet to the extent not disputed by Seller and to the extent additional payment is determined by the Arbiter to be due by the Seller to the Purchaser such amount shall be payable within ten days of the delivery of the Arbiter's determination to the Seller. Any payments not paid when due under this Section 4.4(c) shall accrue interest at the rate of 9% per annum from Closing through the date of payment. To the extent Seller does not pay an undisputed adjustment or an amount determined by the Arbiter to be due under this Section 4.4, Purchaser may offset such amount against the Deferred Payments.

         (c) One-half of the Deferred Payment for each of the years ended June 30, 2001 and 2002 shall be increased or decreased by the percentage (up to a maximum of 15%) by which sales of the Products for such years is greater than or less than the Revenue Baseline and one-half of the Deferred Payment shall be increased or decreased by the percentage (up to a maximum of 15%) by which gross profit for such years with respect to the Products is greater than or less than





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the Gross Profit Baseline.  For the purposes of this Section (d), Seller's sales made in the ordinary course of business from July 1, 2000 until Closing shall be included in calculating sales and gross profit for the year ended June 30, 2001. For the purposes hereof, the "Revenue Baseline" and the "Gross Profit Baseline" shall be $5,244,000 and $3,491,000, respectively. By way of example, if for the year ended June 30, 2001, revenues from the sale of the Products were $6,000,000 and Gross Profit was $3,100,000, the Deferred Payment for 2001 would be $762,059 ($756,000 increase is 14% over the Revenue Baseline, resulting in a Deferred Payment of $429,060; and $391,000 is 11% under Gross Profit Baseline, resulting in a Deferred Payment of $332,999). If, following Closing, any of the Products are manufactured in the Dominican Republic, the adjustment to the Deferred Payment shall be based solely on the deviation from the Revenue Baseline.

                     5. ASSUMPTION OF CERTAIN LIABILITIES.

         5.1 Assumed Liabilities . At Closing, the Purchaser shall assume and subsequently, in due course, pay or discharge the Assumed Liabilities.

         5.2 Liabilities Not Assumed . Purchaser shall not assume or be responsible for any obligation or liability of a member of the Seller Group of any kind, known or unknown, contingent or otherwise, asserted or unasserted, except for the Assumed Liabilities.

         5.3 Retained Liabilities . Seller shall be responsible for, and shall pay or discharge in due course, all Retained Liabilities.

          6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER GROUP.


                 Each member of the Seller Group, jointly and severally, represents and warrants to the Purchaser, as of the date hereof and as of the Closing, and covenants with the Purchaser, that:

         6.1 Organization and Good Standing . Seller is a limited liability company ("LLC") duly organized, validly existing and in good standing under the laws of New York and is duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the Business requires such qualification. Such other jurisdictions are set forth in Schedule 6.1.

         6.2     Authority.   (a)  Seller has full power and authority to
execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All required LLC acts to authorize the Seller (including approval by its sole Member) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and properly taken.





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                 (b) This Agreement has been duly executed and delivered by each member of the Seller Group and constitutes, and such other agreements and instruments when duly executed and delivered by each member of the Seller Group will constitute, legal, valid and binding obligations of each member of the Seller Group enforceable in accordance with their respective terms, except to the extent that such may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally.

                 (c) The consummation by the Seller Group of the transactions contemplated hereby will not: violate any Law, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) under, the Articles of Organization or Operating Agreement of Seller or, any indenture, mortgage, lease, Contract or other instrument to which a member of the Seller Group is a party or by which it, or the Assets or Business, is bound, or result in the creation of a claim, lien or encumbrance on the Business or any of the Assets.

                 (d) Schedule 6.2 lists all authorizations, consents or other orders or actions of, or filings with, any Body (hereinafter defined) or Person required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (the "Approvals").

         6.3     Financial Statements .  The 1998 and 1999 Financial Statements
(i) were prepared in accordance with the books of account and records of Seller, (ii) are a fair presentation of the financial condition of Seller as of the dates thereof and for the periods covered thereby, and (iii) were prepared in accordance with GAAP. The March 2000 Financial Statements (i) were prepared in accordance with the books of account and records of Seller and (ii) are a fair presentation of the financial condition of Seller as of the dates thereof and for the periods covered thereby. At Closing, Seller shall either certify that the March 2000 Financial Statements were prepared in accordance with GAAP or shall deliver new March 2000 Financial Statements that were prepared in accordance with GAAP which shall not differ in any significant way from the March 2000 Financial Statements previously delivered to the Purchaser.

         6.4 Real Property . Seller owns no real property. Schedule 6.4 contains a complete list of all leases for real property used by Seller in connection with the Business (the "Real Property"). Each such lease (a "Lease") is valid, binding and in full force and effect without any default or breach (including default or breach effective after notice or the passage of time) thereunder by Seller or the lessor. Seller has no knowledge of any pending, or threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the improvements thereon. Seller has delivered complete copies of all Leases to Purchaser.

         6.5 Personal Property . Except for changes made in the ordinary course of Business consistent with past practice, since December 31, 1999, Seller owns all the personal property reflected on the December 31, 1999 Balance Sheet, free and clear of all claim, liens or encumbrances. Schedule 6.5(a) lists each of Seller's fixed assets together with its historical cost and





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depreciated value as of December 31, 1999.  All such personal property is, and will be at Closing, in good working order. Schedule 6.5(b) lists all leases of personal property, and complete copies thereof have been delivered by Seller to Purchaser. Seller's possession of all leased personal property has not been disturbed, nor has any claim been asserted against it under any such lease.

         6.6     Intellectual Property Rights.   (a) Schedule 6.6 lists all
Intellectual Property Rights used in the Business. Such Schedule specifies which of such Intellectual Property Rights are owned by Seller and which are licensed (as a license or licensor) and which are registered, with the registration number and date of registration.

                 (b) Except as disclosed in Schedule 6.6:

                 (i) all Intellectual Property Rights are owned outright by Seller on an exclusive, irrevocable basis free and clear of all claims, liens and encumbrances;

                 (ii) the registrations listed in Schedule 6.6 for the Intellectual Property Rights are valid and subsisting and have not been canceled;

                 (iii) no Person other than Seller has been granted the right to use any of the Intellectual Property Rights listed in Schedule 6.6, and no member of the Seller Group has knowledge that there is any infringing use thereof;

                 (iv) Seller is not required, and Purchaser will not be required, to pay any royalty or other payment to any other Person with respect to any Intellectual Property Right;

                 (v) all rights of Seller in and to such Intellectual Property Rights are transferable to the Purchaser without any required consent or other approval;

                 (vi) upon the consummation of the transfers provided for herein, Seller will have transferred to the Purchaser all right, title and interest in and to such Intellectual Property Rights, free and clear of all claims, liens and encumbrances, but subject to any registration or recording requirements as the law of any jurisdiction may impose. Such registration or recording requirements are set forth in section (vi) of Schedule 6.6;

                 (vii) there is no conflict (pending or threatened) with any right of and other Person with respect to any Intellectual Property Right;

                 (viii) no suit, action, arbitration or governmental investigation, or legal, administrative or other proceeding (collectively a "Legal Proceeding") is pending or threatened against a member of the Seller Group which involves any Intellectual Property Right;





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
                 (ix) Seller is not subject to any judgment, order, writ, injunction, judgment, or decree (collectively "Orders") of any court, arbitration agency or panel, governmental department, commission, board, bureau, agency or instrumentality, domestic (federal, state or local) or foreign, or arbitrator or arbitration panel (collectively a "Body"), and they have not entered into any Contract which restricts or impairs the use of any Intellectual Property Right;

                 (x) the manufacture and sale of the Products do not violate any rights of Sensormatic Corporation or any of its subsidiaries of Affiliates and Seller is not required to make any payment to Sensormatic based on Seller's sales of the Products.


         6.7     Litigation .    (a) There is no Legal Proceeding pending or
threatened against or by a member of the Seller Group relating to the Business or Assets in or before any Body;

                 (b) there has been no Legal Proceeding previously resolved against Seller which remains unsatisfied; and

                 (c) Seller has been party to no litigation in the past five years other than as disclosed on Schedule 6.7(c).

         6.8     Compliance with Laws.   (a) The manner in which Seller
currently conducts the Business complies in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders (collectively "Laws") applicable to the Assets or the Business;

                 (b) there are no Legal Proceedings, pending or, to the fullest knowledge of Seller and Seller Group, threatened, against or by Seller relating to any Laws;

                 (c)      Seller is not subject to any Order of any Body; and

                 (d) All products now being commercially distributed by the Company meet all legal requirements applicable to Seller.

         6.9 Material Adverse Changes . Other than a reduction in cash, since December 31, 1999, there has been no material adverse change (financial or other) in the Business or Assets or in the business, financial or economic conditions or prospects relating to the Business or Assets.

         6.10 Entire Business; Ownership of Assets. (a) The sale and transfer of the Assets by the Seller to the Purchaser pursuant to this Agreement will effectively convey to the Purchaser the entire Business (as historically and currently conducted) and all the Assets, including, without limitation, all of the tangible and intangible property and rights used by Seller in connection with the Business. There are no assets, facilities or services used by Seller in connection with the Business or Assets in which an Affiliate of the Seller has any interest. The Assets include all the properties and rights used in the Business as of December 31, 1999, plus those acquired since that date, except for the Retained Records and assets disposed of in the ordinary course of the Business after December 31, 1999 consistent with past practices and consistent with this Agreement.

                 (b) Seller is, and will at Closing be, the sole owner of the Business and Assets free and clear of all claims, liens and encumbrances of every kind and nature.

         6.11    Contracts .    Schedule 6.11(a) lists all Contracts, copies of
           which have been previously delivered to Purchaser.

                 (b) Except as referred to in Schedule 6.11(a), Seller is not a party to any:

                 (i) Contract for the employment of any officer, director, employee or consultant or with any labor union or association;

                 (ii) Contract pursuant to which any person who is or was an officer, director, employee, consultant or an Affiliate or Associate of any such Person has a material interest;

                 (iii) Contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money, excluding trade payables, or endorsements made for purposes of collection in the ordinary course of business;

                 (iv) Contract having an unexpired term of more than 12 months after the Closing or involving payments after the Closing in excess of $10,000;

                 (v) lease of tangible personal property under which it is the lessee having unexpired terms of more than 12 months after the Closing or involving rent or other payments after the Closing in excess of $10,000 for any such lease;

                 (vi) Contract for the production or supply by or for it for goods or services having unexpired terms (including any periods covered by options to renew exercisable by other parties) of more than 90 days after the Closing;

                 (vii) Contract for capital expenditures or the purchase by it of materials, supplies, equipment or services which requires payments by Seller in excess of $50,000 after the Closing;

                 (viii)           license or royalty agreement;

                 (ix) distributor, dealer, manufacturer's representative, sales agency, fran-chise or advertising Contracts;

                 (x) Contract granting to any person a right to purchase any Asset other than in the ordinary course of the Business;

                 (xi) Contract containing covenants not to compete in any business or geographical area or restricting it from the use or disclosure of any information in its possession; or

                 (xii) Contract not made in the ordinary course of the Business and consistent with past practices.

                 (c)      Except as referred to in Schedule 6.11(c):

                 (i) to the knowledge of the Seller and the Seller Group, all such Contracts are in all respects valid and in full force and effect;

                 (ii) Seller, and each other party thereto, has in all material respects performed all obligations required to be performed by such Contracts, and neither Seller nor any other party thereto is in breach or default (and with the giving of notice or lapse of time will not be in breach or default), and will not be in breach or default (and with the giving of notice or the lapse of time will not be in breach or default) as a result of the consummation of the transactions contemplated by this Agreement, under any such Contract;

                 (iii) Seller has not received notice that any party to any such Contract intends or may intend to cancel or terminate any such Contract or to exercise or not exercise options or rights under any such Contract;

                 (iv) all liabilities and obligations of Seller required to be paid or performed by Seller on or before the Closing under all such Contracts have been, or will have been on the Closing, duly paid in full or performed by the Seller in all material respects; and

                 (v) the consummation of the transactions contemplated by this Agreement (A) does not require any Consent under any Contract which consent will not have been obtained by Seller as of the Closing, and (B) will not result in a right to terminate or modify any right or privilege now enjoyed by Seller under any such Contract.

                 (d) Schedule 6.11(d) lists all Contracts which are not Assumed Contracts.

                 (e) Seller shall update Schedules 6.11(a), 6.11(c) and 6.11(d) as of the

Closing.

         6.12 Absence of Certain Changes . Except as set forth in Schedule 6.12, since December 31, 1999, the Seller has operated the Business in the ordinary course, consistent with past practices and not in violation of this Agreement, and has not:
         (i) entered into any transaction or incurred any liability or obligation other than in the ordinary course of the Business or which was unusual in amount;

         (ii) had any material change in its condition (financial or otherwise), assets, liabilities, business or prospects, except changes in the ordinary course of the Business and distributions to its members;

         (iii) granted or agreed to grant any increase in compensation to any of its employees or to any consultant or agent or paid or agreed to pay any bonus to any employee, consultant or agent other than in the ordinary course of business;

         (iv) waived any of its rights or claims having value, except rights or claims not material in amount or waived in the ordinary course of the Business and consistent with past practice;

         (v) violated any Law applicable to the Business or the Assets, the violation of which could have a material adverse effect on the Business or an Asset; or

         (vi) sold or otherwise disposed of any of its Assets except in the ordinary course of the Business and consistent with past practice.

         6.13 Employees. (a) There is no current or threatened work stoppage by any of Seller's employees or any current or threatened work stoppage by any other persons which would materially adversely affect the Business. Seller is not a party to any collective bargaining or other labor agreement. No union organizing or election activities involving any of the Seller's employees are in progress or threatened or have taken place during the past five years.

         (b) Except as disclosed in Schedule 6.13(b), Seller is not, and has not, been subject to liability arising out of claims made or suits brought by any employee or former employee of, or applicant for employment with, Seller.

         (c) Schedule 6.13(c) lists, as of the date hereof, all Seller's employees by name, position, annual salary and length of service, and summarizes the employee benefits received or to be received by such employee. Such Schedule shall be updated by Seller as of the Closing.

         (d) Seller has not received any notices with respect to claims or findings of violations under OSHA.

         (e) Each key employee of Seller has signed, and Seller has retained a copy of, the "Key Employees Agreement Relating to Confidential Information and Fiduciary Responsibilities" in the form provided to Purchaser.

         6.14 Benefit Plans. (a) Schedule 6.14 contains a list and brief description of all Benefit Plans of Seller and any other pension, retirement, profit-sharing, deferred compensation, option, bonus, welfare, medical, disability, insurance, severance, incentive or other benefit plan) maintained by Seller, or to which Seller contributes, for any of Seller's employees (each a "Plan" and, collectively, the "Plans"), setting forth the name and address of the Plans and the trustees, and the basis of Seller's contributions. True and complete copies of each of the Plans and related trusts have been furnished to Purchaser. There has also been furnished or made available to Purchaser with respect to each of the Plans, the most recent actuarial report required to be prepared with respect to any of such Plans, the most recent Internal Revenue Service ("Service") determination letter, the most recent Summary Plan Description and the most recent Annual Report on Form 5500 series.

                 (b) With respect to each of the Plans on Section 6.14 of the Disclosure Schedule:

                 (i) all contributions required by the Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by Seller by adequate reserves on its financial statements); and

                 (ii) such Plan has been maintained in all material respects in accordance with its terms and the terms and the provisions of ERISA (including rules and regulations thereunder) applicable thereto.

         6.15    Permits.   Seller has all the franchises, licenses, permits
and governmental and regulatory authorizations and approvals used by Seller or required in connection with the ownership and use of the Assets or operation of Business (the "Permits"). All such Permits are listed in Schedule 6.15 and are valid and in full force and effect. There are no pending or threatened proceedings that could result in the termination or impairment of any Permit.

         6.16 Transactions with Affiliates and Associates. Except as disclosed in Schedule 6.16, Seller has not engaged in any transaction or entered into any agreement with, or guaranteed any obligation of, any as Affiliate or Associate of Seller or any Affiliate or Associate of a member of the Seller Group. All such transactions shall be terminated as of Closing without cost or liability to Purchaser.

         6.17 Payments . Seller has not, and no member of the Seller Group has on behalf of Seller or the Business, directly or indirectly:

                 (i) made any unlawful domestic or foreign political contribution;

                 (ii) made or received any payment, or provided or received any service which were not legal to make, receive or provide;
                 (iii) had any transactions or payments of a material nature which are not recorded in its accounting books and records or disclosed in its financial statements; or
                 (iv) had any off-book bank or cash accounts or "slush funds".

         6.18 Insurance. All insurance policies or binders insuring an Asset or the Business are listed in Schedule 6.18. With respect to the Assets and Business:

                 (i) all insurance of Seller has been issued under valid and enforceable policies or binders for the benefit of Seller;

                 (ii) all such policies or binders are in full force and effect;

                 (iii) there are no pending or asserted claims against such insurance by Seller as to which the insurers have denied liability;

                 (iv) there exist no claims under such insurance policies that have not been properly filed; and

                 (v) all such policies may be transferred to Purchaser without additional premium.

Schedule 6.18 also sets forth the claims experience for two years with respect to the Business or Assets (both insured and self-insured).

         6.19 Inventories . All Inventory reflected on the December 31, 1999 Balance Sheet consists, and all Inventory as of the Closing will consist, of current and marketable Products and packaging materials and sundry items related to the Business which are usable and (in the case of Products) saleable at the Seller's regular prices in the ordinary course of the Business within six months from the date of Closing. Schedule 6.19 lists all Inventory, by category as of December 31, 1999 and the date hereof. Seller shall up-date
Schedule 6.19 as of the day immediately prior to the Closing.

         6.20 Important Suppliers and Customers . Schedule 6.20 lists each of Seller's ten largest customers and ten largest suppliers and the volume of business done with each in 1998 and 1999. Seller has not received notice that any of such largest customers or suppliers intends or is considering the termination of its business relationship or to substantially alter the level or nature of its business with Seller.

         6.21 Books of Account . All the books of account of Seller have been made available to the Purchaser, and they accurately record all the transactions and assets of the Seller and all Assets.

         6.22    Accounts Receivable; Accounts and Other Liabilities Payable.

                 (a) The accounts receivable as of Closing and to be reflected on the Closing Date Balance Sheet, to Seller's knowledge (unless otherwise stated in Schedule 6.22(a), will be collectible in the ordinary course of business, without resort to legal process or threat thereof, within 90 days of the date of Closing. Schedule 6.22(a) is an accounts receivable aging report as of December 31, 1999 and as of the date hereof which accurately reflects all accounts receivable of the Seller, and the aging experience shown thereon is consistent with that of prior periods. Such Schedule will be updated as of the close of business on the day immediately prior to Closing and delivered to the Purchaser at the Closing. All accounts receivable of Seller
(i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, and will be legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not, to the knowledge of the Seller and Seller Group, subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) have not been outstanding for more than the usual and customary amount of days for the industry in which Seller operates, and (vi) are not the subject of any Legal Proceedings.

                 (b) Schedule 6.22(b) lists all accounts payable and accrued expenses of the Seller as of December 31, 1999 and as of the date hereof, by name, address and amount. Such Schedule will be up-dated by Seller as of the Closing to accurately describe the amounts, nature, and payment due dates of all the Seller's liabilities as of the Closing. Such Schedule shall be updated to show each Assumed Liability and each Retained Liability as of the date immediately before Closing. Other than as set forth on such Schedule, Seller has no, and as of Closing will have no, Liabilities.

         6.23 Taxes . The members of the Seller Group have filed all Tax returns and reports required to be filed by Seller or a member of the Seller Group with respect to the Seller, the Business or the Assets. The members of the Seller Group have given Purchaser copies of all of Seller's tax returns and reports for the 1997 and 1998 tax years.

         6.24 Brokers . No member of the Seller Group has incurred any liability, either express or implied, to any "broker", "finder", financial adviser or similar person in respect of any of the transactions contemplated hereby.

         6.25 Environmental Matters . Seller has obtained all Licenses which are required under applicable Environmental Laws. Each such License is in full force and effect. Seller has conducted its business and operations in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law.

                 (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller Group, threatened by any Body with respect to any alleged failure by Seller to have any License required under applicable Environmental Laws in connection with the business or operation of Seller or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the business or operation of Seller, and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order.

                 (b) Seller does not own, operate or lease a treatment, storage or disposal facility on any of the Real Property requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released in the cases of clauses (i) through (iv), at, on or under any such site or facility used in connection with the business or operation of Seller during any period that Seller Group owned, operated or leased such property.

                 (c) Seller has not transported or arranged for the transportation of any Hazardous Materials in connection with the business or operation of Seller to any location that is (i) listed on the NPL under CERCLA,
(ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar list issued by any Body having jurisdiction over Seller or for its Assets and Properties, or (iii) the subject of and Legal Proceedings that may lead to Environmental Claims against Seller.

                 (d) No Hazardous Material generated in connection with the operation of the Business has been recycled, treated, stored, disposed of or Released by Seller at any location.

                 (e) No oral or written notification of a Release of a Hazardous Material in connection with the Business or operation of Seller has been filed by or on behalf of Seller, and no site or facility now or previously owned, operated or leased by Seller on any of the Real Property is, to the Knowledge of Seller Group, listed or proposed for listing, on the NPL, CERCLIS or any similar list of sites issued by any Body having jurisdiction over Seller or its assets and property requiring investigation or clean-up.

                 (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Seller on any of the Real Property, and, to the Knowledge of the Seller Group, no Body has taken action, nor is any such action in process that could subject any such site or facility to such Liens, and Seller would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the Real Property on which such site or facility is located.

                 (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Seller in relation to any site or facility now or previously owned, operated or leased by Seller on any of the Real Property which have not been delivered to Purchaser prior to the execution of this Agreement.

         6.26 Sensormatic. Prior to the date hereof, Seller has provided Purchaser with a true and complete copy of all agreements between it and Sensormatic Corporation relating to the Business or Assets. The manner in which Seller has historically conducted, and now conducts, the Business does not infringe upon or violate any right of Sensormatic or any of its subsidiaries or Affiliates. Except as set forth in Schedule 6.11(a), Seller is not party to any agreement with Sensormatic that will be binding on Purchaser. To the best Knowledge of any member of the Seller Group, no action is contemplated by Sensormatic Corporation as a result of the transactions contemplated hereby which may have an adverse effect on the Business or Assets.

         6.27 Schedules; Truthfulness . No representation or warranty of a member of the Seller Group in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All written materials provided from time to time by a member of the Seller Group to the Purchaser on and prior to the Closing Date are true and correct copies of the documents that they purport to be and they contain no untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Except as set forth in
Schedule 6.27, the Seller Group has provided the Purchaser with access to or copies of all documents and information requested in writing by the Purchaser or its counsel (to the extent such documents and information exist) and all information.

           7  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

Purchaser represents and warrants to, and covenants with, Seller as follows:

         7.1 Organization . The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         7.2     Authority.  (a)   Purchaser has full power and authority to
execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been and, as of the Closing, will be duly and properly taken.

                 (b) This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

                 (c) The execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser of such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate any law, regulation or rule, conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or By_laws of the Purchaser or an Affiliate or any indenture, mortgage, lease, agreement or other instrument to which it or an Affiliate is a party or by which it is bound, or (iii) violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser or Affiliate, or any of its (their) properties or assets.

                 (d) No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser of such other agreements and instruments or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

         7.3 Schedules; Truthfulness . No representation or warranty of the Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         7.4     Intentionally Omitted.

         7.5 SEC Documents. Purchaser's financial condition is accurately set forth in its latest form 10-Q filed with the Securities and Exchange Commission.

         7.6 No Reliance. Purchaser is not relying, and shall not rely, upon any representation, schedule, statement or report other than those contained herein (including the schedules and exhibits annexed hereto).

                      8  FURTHER COVENANTS AND AGREEMENTS.

         8.1 Conduct of Business. (a) Except as otherwise expressly provided herein, from and after the date hereof and until the Closing, the Seller Group will cause Seller to:

                 (i) conduct the Business only in its ordinary course consistent with past practices of Seller and in compliance with this Agreement;

                 (ii) use its best efforts to preserve intact the business organization and reputation of the Business, keep available the services of the management and employees of the Business, and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Business;

                 (iii) not incur any liability out of the ordinary course of business (either as to scope or amount);

                 (iv) use its best efforts to promptly notify Purchaser of any material adverse change subsequent to the date hereof in the financial condition, results of operations, properties or prospects of the Business;

                 (v) not take any action or engage in any transaction which would render any representation and warranty of a member of the Seller Group inaccurate as of the date hereof or as of the Closing;

                 (vi) not, except in the ordinary course of business and consistent with past practice, modify, amend or waive any provisions of, or terminate or decline to enforce, any Contract without the prior written consent of Purchaser, which consent shall not be unreasonably withheld;

                 (vii) not sell, lease, transfer or otherwise dispose of, or subject to any Lien, any of its properties or assets other than in the ordinary course of business;

                 (viii) not make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity;

                 (ix) not make any material change in any of its Contracts or enter into, renew or terminate any Contract that calls for aggregate annual payments by the Seller of $20,000 or more and which either (i) is not terminable at will on 30 days or less notice without cost, liability or expense to the Company or (ii) has a term of more than one year;

                 (x) not increase in any material respect the compensation or fringe benefits of any of Seller's employees or pay any bonus, pension or retirement allowance not required by any existing plan, program or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee;

                 (xi) agree to, or make any commitment to, take any of the actions prohibited by this Section 8.1.

                 (b) The Seller Group agrees that until the Closing, designated representatives of the Purchaser, with prior notice to Seller and with Seller's approval, may observe the day-to-day management of the Business. If Seller denies Purchaser such access, or access pursuant to Section 8.3(i) for 10 days after written request for such access, Purchaser may terminate this Agreement without any liability or obligation (other than those relating to confidentiality).

         8.2 Approvals; Consents; Permits. Seller shall obtain, and deliver to Purchaser on Closing, all Approvals, Consents, and Permits, including governmental authorizations, estoppel certificates and filings required to be obtained or made or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or the ownership of or use by Purchaser of the Assets or its operation of the Business, as may be reasonably requested by Purchaser.

         8.3 Access; Information. Through the Closing, the members of the Seller Group shall:

                 (i) afford to the authorized representatives of the Purchaser, with prior notice to Seller and Seller's approval, reasonable access, during normal business hours, to the employees, offices, plants, properties, books and records of the Seller in order that the Purchaser may have full opportunity to make such legal, financial, accounting and other reviews or investigations of the Business and the Assets as the Purchaser shall desire to make;

                 (ii) instruct and use their best efforts to cause Seller's independent public accountants to permit Purchaser's independent public accountants to inspect the accounting work papers and other records relating to the Business and the Assets;

                 (iii) furnish to the Purchaser and its authorized representatives such additional financial and operating data and other information regarding the Assets and Business as Purchaser shall reasonably request; and

                 (iv) permit a representative of the Purchaser's accountants to observe the physical inventory of the Business as of the Closing Date.

         8.4 No Shopping. No member of Seller Group shall, directly or indirectly, contact, initiate, solicit, enter into or conduct any discussions or negotiations, or enter into any agreement with any person with respect to the direct or indirect sale of all or any part of the Assets (except in the ordinary course of Business and consistent with past practice) or the Business or capital stock of the Seller.

         8.5 Best Efforts. The members of the Seller Group and the Purchaser shall use their best efforts to fulfill the conditions to their or its obligations hereunder and to cause their or their respective representations and warranties to remain true and correct in all material respects as of the Closing.

         8.6 Cancellation of Security Interests . On or prior to the Closing, Seller shall cause to be cancelled and terminated all security interests, liens or other encumbrances on the Business and the Assets.

         8.7 Pre-Closing Employment Costs . At the Closing, the Seller shall deliver to the Purchaser Schedule 8.7 (the "Accrued Employment Cost Schedule"), which shall list and describe all amounts accruable (the "Accrued Employment Costs") with respect to the benefits of each employee of Seller (including, without limitation, for accrued vacation, personal leaves and health benefits) as of the day prior to the Closing and unpaid as of said time. All such Accrued Employment Costs shall be assumed by the Purchaser to the extent disclosed on Schedule 8.7.

         8.8 Key Man Policy. John Banks shall cooperate with Purchaser to obtain the Key Man Policy, including undergoing such physical examination as Purchaser may reasonably request.

         8.9 Benefit Plans. As of the Closing, Seller shall terminate all Benefit Plans, and shall make all payments or contributions necessary to terminate such Plans without further liability or payment after Closing. As part of such termination, Seller shall either transfer the

Plans to Purchaser or shall fully vest each employee in such Plans and distribute the amounts held in such Plans to Seller's employees. All obligations or liabilities relating to any such Plan, or such termination, shall be a Retained Liability.

             9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

         All obligations of the Purchaser to effect the Closing hereunder are, at the option of the Purchaser, subject to the conditions precedent that, at the Closing:

         9.1 Opinion of Counsel. Purchaser shall have received the favorable opinion of Certilman, Balin, Adler & Hyman, LLP, counsel for Seller Group, addressed to Purchaser and dated as of the Closing, addressing items 1-9 set forth in Exhibit 9.1, except that portions of items 5-9 may be qualified by counsel's knowledge.

         9.2 Performance by Seller . All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by a member of the Seller Group on or before the Closing shall have been complied with and performed.

         9.3 Representation and Warranties . The representations and warranties made by members of the Seller Group in this Agreement shall be true and correct as of the Closing.

         9.4 No Actions or Proceedings . No Legal Proceeding shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect Purchaser's right to own, operate or control, after the Closing, a material portion of the Assets or the Business.

         9.5 No Material Adverse Change . Since December 31, 1999, neither the Assets nor the Business shall have been adversely affected in any material way, or sustained any material loss, whether or not insured. Since December 31, 1999, there shall have been no material adverse change in business, financial or economic conditions relating to the Business or Assets.

         9.6 Ownership of Seller. At the Closing, Banks shall be the sole member of the Seller, or if there are any other members, such member(s) shall agree, in writing to be jointly and severally liable for Seller's indemnity obligations hereunder.

         9.7 Name Change . Seller shall have delivered to Purchaser certificates properly executed for filing with the Secretary of the State of New York, changing Seller's name to a name dissimilar to that presently used and a consent to use the name "Continental Instruments." Purchaser shall not file the name change certificate for a reasonable time after Closing and shall give Seller prior written notice thereof.

         9.8     Consent; Permits and Approvals .  Except as indicated on
Schedule 6.2, all Approvals, Consents and Permits required in connection with the consummation shall have been obtained by the Seller and delivered to Purchaser on or prior to the Closing.

         9.9 FIRPTA Certificate. The Seller shall have delivered to Purchaser a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person with the meaning of the Code and applicable Treasury Regulations.

         9.10 Employment Agreements. (a) An Employment Agreement (the "Employment Agreements") with John Banks in the form attached hereto as Exhibit D shall have been executed and delivered by John Banks.

         9.11 Audited Financial Statements. Seller shall have delivered the audited consolidated financial statements of Seller as at and for the years ended December 31, 1997, 1998 and 1999, including a balance sheet, a statement of income and retained earnings and a statement of cash flows and accompanying notes, together with an unqualified report by Margolin, Winer & Evens, LLP (the "Required Financial Statements"). The report of the Accountant for the Required Financial Statements shall include its consent to file such report with Purchaser's Form 8-K reporting the transaction contemplated hereby.

         9.12 Key Man Life Insurance. The Purchaser shall have obtained Key Man term life insurance (the "Key Man Policy") in the amount of $5.0 million on the life of John Banks at premiums which do not reflect excessive health risks.

         9.13    Documents.   Purchaser shall have received each of the
Documents set forth in Section 11.1 in form and substance reasonably satisfactory to it.

         9.14 Financing. Purchaser shall have obtained financing of at least $8,250,000 on normal commercial terms to consummate the transactions contemplated by this Agreement.

         9.15 Financial Statement Certificate. Seller shall deliver to Purchaser the certificate (the "Financial Statement Certificate") contemplated by Section 6.3 with respect to the March 2000 Financial Statements.

         10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER GROUP.

         All obligations of the Seller Group to effect the Closing hereunder are, at its option, subject to the conditions precedent that, at the Closing:

         10.1 Opinion of Counsel . Seller shall have received the favorable opinion of Shapiro Forman & Allen LLP, counsel for the Purchaser, addressed to the Seller and dated as of the Closing, in the form attached hereto as Exhibit.

         10.2 Performance by the Purchaser . All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing shall have been complied with and performed.

         10.3 Representations and Warranties . The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing.

         10.4 No Actions or Proceedings . No Legal Proceeding shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

         10.5 Satisfaction of Counsel . All corporate and other actions and proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for the Seller.

         10.6 Employment Agreement. Purchaser shall have executed and delivered the Employment Agreement.

         10.7    Documents.   Seller shall have received each of the Documents
referred to in Section 11.2 in form and substance reasonably satisfactory to it.

                 11.  DOCUMENTS TO BE DELIVERED AT THE CLOSING.

         11.1 Documents to be Delivered by the Seller Group . At the Closing, the Seller Group shall deliver, or cause to be delivered, to the Purchaser the following, executed by all parties thereto other than the
Purchaser:

                 a. instruments of transfer and assignment (including separate instruments transferring and assigning each of the Permits, Intellectual Property Rights, Contracts and Leases) of the Business and the Assets to the Purchaser, in form and substance reasonably satisfactory to the Purchaser's counsel;

                 b. copies of resolutions of the board of managers and the Members of Seller authorizing the transactions referred to in this Agreement, and a certificate of Seller's secretary dated as of the Closing, to the effect that the resolutions were duly adopted and are in full force and effect;

                 c.       the opinion of counsel referred to in Section 9.1;

                 d.       the Approvals, Consents and Permits;

                 e.       the Accrued Employment Costs Schedule;

                 f. assignments of the Contracts and Leases in form reasonably acceptable to

Purchaser;

                 g. the up-dated Schedules referred to in Sections 6.11(d), 6.19 and 6.22(b);

                 h.       the Employment Agreement, executed by John Banks;

                 i. a certificate of the Seller and of each other member of the Seller Group certifying the truthfulness of the Seller Group's representations and warranties, and the fulfillments of all of Seller Group's covenants, as of Closing;

                 j. such supplemental schedules as may be necessary to make all Schedules of the Seller accurate and complete as of Closing; and

                 k.       the Financial Statement Certificate.

         11.2 Documents to be Delivered by the Purchaser . At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

                 a.       the Purchase Price in the manner described in Section
4.2.

                 b.       the Employment Agreements;

                 c. The Note, and if permitted by Purchaser's institutional lender, the Security Agreement, referred to in Section 4.1;

                 d.       the opinion of counsel referred to in Section 10.1;

                 e. agreements assuming the Assumed Contracts, (including the Leases), in form and substance reasonably satisfactory to Seller;

                 f. a certificate of the Purchaser certifying the truthfulness of its representations and warranties, and the fulfillments of all of Purchaser's covenants, as of Closing; and

                 g. copies of resolutions of the board of directors of Purchaser authorizing the transactions referred to in this Agreement, and a certificate of its secretary dated as of the Closing, to the effect that the resolutions were duly adopted and are in full force and effect.

         12.       SURVIVAL AND INDEMNIFICATIONS.

         12.1 Survival of Representations . The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, subject to all limitations and other provisions contained in this Agreement, until10 days after completion of Purchaser's audit of its fiscal year ending June 30, 2002 but in no event later than October 10, 2002.

         12.2 Indemnification by Seller Group . Each member of the Seller Group hereby agrees, jointly and severally, hereby agrees to indemnify and hold harmless Purchaser and its successors, assigns and affiliates (and its and their respective directors, officers, employees, agents and representatives) from and against any and all claims, damages, liabilities, fines, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation incurred in connection therewith or in connection with the enforcement of the indemnifying party's indemnification obligations hereunder (collectively, "Losses"):
                 (a) arising out of, based upon, or caused by the inaccuracy of any representation or the breach of any warranty or covenant of any member of Seller Group contained in this Agreement or in any agreement, certificate or other instrument delivered by any member of Seller Group pursuant to this Agreement;

                 (b) arising from the failure of a member of the Seller Group to pay or discharge, in due course, any Retained Liability; and

                 (c) arising out of, or alleged to have arisen out of, the operation of the Business and Assets prior to the Closing other than Assumed Liabilities.

         12.3 Indemnification by Purchaser . Purchaser hereby agrees to indemnify and hold harmless each member of the Seller Group from and against any and all Losses:

                 (a) arising out of, based upon or caused by the inaccuracy of any representation or the breach of any warranty, covenant or agreement of the Purchaser contained in this Agreement or in any agreement, certificate or other instrument delivered by the Purchaser pursuant to this Agreement; or

                 (b) arising from the failure of the Purchaser to pay or discharge, in due course, any Assumed Liability.

                 (c) arising from the Operation of the Business after the Closing Date.

         12.4    Notice, Etc.   Each indemnified party agrees to give the
indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement. With respect to a claim by a third party against an indemnified party, the indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim. With respect to any such third party claim relating solely to the payment of money damages and which will not result in the indemnified party becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

         12.5    Limitations. (a)   Notwithstanding anything to the contrary
contained in this Agreement, and notwithstanding any statute of limitations, the obligation of the members of the Seller Group to indemnify Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any Loss other than from a failure to pay a Retained Liability (which will continue for the applicable statute of limitations) shall terminate 10 days after completion of Purchaser's audit of its fiscal year ending June 30, 2002 but in no event later than October 10, 2002, if no notice of Claim shall have been given with respect to such Loss prior to expiration of said period, except that Claims pending on, or asserted prior to, the expiration of said period shall continue to be indemnified against.

                 (b) Notwithstanding the foregoing, no claim for indemnification arising from a breach of a representation or warranty shall be made by Purchaser until its Indemnified Costs or Loss exceed $50,000 in the aggregate, and the maximum amount Seller Group may be liable for with respect to any such indemnification claim(s) is an amount equal to the Purchase Price.

         12.6 Reimbursement of Costs . The costs and expenses, including fees and disbursements of counsel and expenses of investigation, incurred by any indemnified party in connection with any Claim shall be reimbursed on a quarterly basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party. The indemnification provided for herein shall extend to any Indemnified Costs incurred in defending any claim, suit or assessment which, if successful, would have given rise to an obligation for indemnification.

                          13.  POST CLOSING CONTRACTS.

         13.1 Non-Compete; Non-Disclosure; Consulting. (a) Each member of Seller Group agrees that, for a period of ten years from the Closing Date, neither they nor any of their

Affiliates will in any way, directly or indirectly, take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Purchaser and its Affiliates relating to the Business, and will not, without Purchaser's prior written consent, directly or indirectly as an owner, partner, employee or consultant, (x) engage in any business, directly or indirectly, that competes with the Business, (y) hire any person that worked for Seller within one year of Closing or that worked for Purchaser at anytime thereafter and (z) disclose or use, in any manner, any confidential information related to the Business or the Assets or use of any Intellectual Property Right, other than (i) disclosure to their attorneys, accountants, or other professionals;
(ii) as required by law; or (iii) in connection with JB's employment duties with the Purchaser. In the event that Purchaser fails to make a Deferred Payment, and Seller obtains a Final Judgment (as hereinafter defined) compelling Purchaser to make such payment and Purchaser has not made such payment within 6 months after the Final Judgment is entered, the restrictions in subclause (x) shall not apply, but no member of Seller Group shall, directly or indirectly, use any of the Intellectual Property Rights conveyed to Purchaser, clone any of the Products or offer substitutes therefor, or solicit the business of any customer of the Business. For the purposes hereof, a Final Judgment shall mean a judgment from a court of competent jurisdiction in which no appeal is pending or for which no appeal may be taken. Notwithstanding the foregoing, if Purchaser defaults in the making of any Deferred Payment and such default continues for 30 days after written notice from Seller, and if Purchaser is not engaged in the Business at the time of such default, the restrictions contained in Section 13.1 (a), (x) and (y) shall not apply thereafter.

                 (b) Each member of Seller Group acknowledges that its failure to comply with the provisions of Section 13.1(a) will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure to comply, the aggrieved party and their successors, legal representatives and assigns shall be entitled to temporary, preliminary and permanent injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Section 13.1(a).

         13.2 Further Assurances . From and after the Closing, upon request of the Purchaser the members of the Seller Group shall execute, acknowledge and deliver all such further documents as may be reasonably requested to further evidence or effect the transfer to the Purchaser of good title to, and possession of, the Assets.

         13.3 Use of Names . After the Closing, no member of Seller Group nor any of its affiliates, successors or assigns shall adopt or otherwise use any variation thereof or any trade name, trademark or service mark used in connection with the Business.

         13.4 Financial Records. (a) Each party hereby agrees that, after Closing, it shall make available to the other all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete tax returns, respond to audits, obtain refunds, make any determination required under this Agreement, verify issues and negotiate settlements with tax authorities or defend or prosecute tax claims.

         (b) After the Closing, the Purchaser shall (i) afford to Seller, its counsel and accountants, during normal business hours, reasonable access to the books, records and data relating to the Business or Assets with respect to the period through the Closing Date, and (ii) cooperate with Seller, at Seller's expense, in connection with any fact-finding by or on behalf of Seller in connection with any claims made against Seller.

         13.5    Accounts Receivable Adjustments.   At Closing, Seller Group
shall deliver to Purchaser a schedule of all Accounts Receivable as of the close of business on the day immediately prior to the Closing. Seller shall promptly turn over to Purchaser all payments it receives with respect to any Accounts Receivable as of the Closing Date. The Purchaser shall use its best efforts to collect the Accounts Receivable during a period of 180 days from the Closing Date (the "Collection Period"). If Purchaser is required to institute legal proceedings in connection therewith, the reasonable costs thereof (including legal fees) shall be borne by Seller. Purchaser shall give Seller 20 days notice prior to instituting any action to collect any account receivable. All amounts collected from customers shall be first applied to the oldest receivable of such customer unless the payment identifies the invoice for which payment is being made or disputes the validity or amount of any receivable due to Seller. If the amount of Account Receivables collected by the Purchaser during the Collection Period is less than the amount thereof reflected as Accounts Receivable (net or reserves for uncollectible accounts) on the Closing Date Net Working Capital Statement, the Purchaser shall provide to Seller a report certified as correct by an Officer of Purchaser, within 180 days after Closing, of all uncollected accounts, and Seller Group shall pay such amount. Seller Group shall not be required to reimburse the Purchaser with respect to any concessions or adjustments given by the Purchaser to the customer relating to any such unpaid receivable, unless the Seller Group has previously consented to such adjustment in writing, or (ii) any amount not paid by a customer directly resulting from any action taken by Purchaser with respect to the sale of products to that customer after Closing. Upon such reimbursement, Purchaser shall assign such uncollected accounts receivable to Seller, and Seller shall have the right to undertake such collection efforts as Seller, in its discretion, may elect. All payments received by Purchaser after the Collection Period for which Seller Group has reimbursed Purchaser, shall promptly be paid to Seller. To the extent Purchaser collects Seller's Accounts Receivable in excess of the Net Accounts Receivable shown on the Closing Date Balance Sheet, Purchaser shall remit that excess to Seller.

                              14.  MISCELLANEOUS.

         14.1 Amendments and Waivers . This Agreement may be modified or amended only by written instrument signed by the parties hereto.

         14.2 Transferability . (a) The respective rights and obligations of each party hereto shall not be assignable by such party without the written consent of the other parties hereto, except that Purchaser may assign its right to purchase the Assets and Business to any affiliate of Purchaser, but only if all obligations of the Purchaser hereunder are duly guaranteed by Purchaser pursuant to a form of guaranty reasonably acceptable to Seller.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.3 Notices . Any notice, request or other document to be given hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, or by Federal Express (priority service), and by telephone facsimile transmission ("fax") confirmed by telephone, as follows:

                 If to Purchaser, addressed to it at:

                 Richard Soloway
                 Napco Security Systems, Inc.
                 333 Bayview Avenue
                 Amityville, NY 11701
                 Fax Number: (516) 842-8220

                 with a copy to:

                 Shapiro Forman & Allen LLP
                 380 Madison Avenue, 25th Floor
                 New York, New York 10017
                 Fax Number: (212) 557-1275
                 Attention: Robert W. Forman, Esq.

                          and

                 If to a Member of the Seller Group:

                 John Banks
                 40 Ridgewood Street
                 East Northport, NY 11731

                 with a copy to:

                 Brian K. Ziegler, Esq.
                 Certilman, Balin, Adler & Hyman LLP
                 90 Merrick Avenue
                 East Meadow, NY 11554

Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties.

         14.4    Remedies.   Each party acknowledges and agrees that the other
party would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction to prevent breaches of such provisions and to specifically enforce such provisions, in addition to any other remedy to which such party may be entitled, at law or in equity.

         14.5 Governing Law; Legal Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. In the event of any dispute, as part of any judgment, the party substantially prevailing in its claims of defense shall be entitled to its reasonable attorneys fees, costs, disbursements and expert witness fees.

         14.6 Partial Invalidity . In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         14.7 Section Headings . The section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.8 Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         14.9 Entire Agreement . This Agreement, together with the Schedules and Exhibits and the agreements and instruments delivered pursuant hereto, contains the entire agreement between the parties, and supersede all prior agreements and understanding between them relating to the subject matter hereof.

         14.10 Joint and Several Obligations . Each member of Seller Group is jointly and severally responsible for the agreements, covenants, representations, warranties and obligations of any member of Seller Group contained in this Agreement.

         14.11 Confidentiality . Prior to the Closing Date, and at all times thereafter if the transactions contemplated herein are not consummated, Purchaser agrees to keep secret all confidential information regarding Seller and the Assets which it has received from Seller during the negotiation of this Agreement or its investigation of the Assets. Purchaser agrees not to use any of such confidential information in the conduct of this business or any business controlled by it or otherwise and, if this Agreement is terminated for any reason prior to the Closing Date, Purchaser agrees to deliver to Seller, upon Seller's request, all memoranda, notes records, agreements, reports and other documents, and any copies thereof, relating to the Assets which Purchaser may then possess or have under its control and which it received from Seller or its agents.

         14.12 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transaction contemplated hereby, except, if Seller complies with all of its obligations hereunder, Purchaser shall reimburse Seller up to $22,500 for one-half of the audit fees for the Required Financial Statements.

         14.13   Publicity; Disclosure.   Prior to Closing, neither Purchaser
nor Seller, directly or indirectly, will issue any report, statement, release or other public announcement or disclosure pertaining to the matters contemplated by this Agreement without the prior written consent of the other, unless required by law. Purchaser and Seller shall reveal the existence of this Agreement and the terms thereof only to such of its employees and representatives who have a "need to know" and who are advised of the restrictions on publicity set forth above. The parties acknowledge that the execution of this Agreement, without more, does not require public disclosure.

         14.14 No Third Party Beneficiaries. Nothing contained herein shall confer, or be deemed to confer, any third party beneficiary rights to any person not a party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the day and year first above written.

                                                CONTINENTAL INSTRUMENTS LLC



                                                By: /s/ John Banks
                                                    John Banks, Manager



                                                    /s/ John Banks
                                                   JOHN BANKS


                                                 NAPCO SECURITY SYSTEMS, INC.


                                                 By: /s/ Richard Soloway
                                                   Richard Soloway, President